Exhibit 99.3

Internal Company FAQ

March     , 2022

What does today’s announcement mean?

Today we announced that we entered into an agreement to be acquired by Vega Consulting, Inc., an affiliate of ACS Solutions. ACS is a global provider of information technology solutions and services, with an annual revenue of over $1.5 Billion and over 27,000 employees worldwide. Our Board of Directors believes the transaction is in the best interest of Volt and its shareholders. Once this transaction is complete, Volt will become a privately owned company. It is anticipated that Volt will continue to operate substantially as it does today. Being privately owned will allow Volt more flexibility in the way we invest in, expand and improve our business.

Why did Vega offer to purchase Volt?

Our recent growth, transformation and financial results resulted in an unsolicited offer to buy the company. ACS recognizes that Volt is one of the most well-respected staffing brands in the US and internationally and is committed to accelerating the expansion, technology investments and business transformation we began nearly four years ago. Together, we believe that this merger will enhance our service offerings, expand our footprint, and drive continued technological advancements to all of our valued clients.

Who is ACS?

Founded in 1998 and headquartered in Atlanta, Georgia, ACS is a privately-owned, premiere provider of IT consulting, engineering consulting and healthcare, talent, and workforce management solutions. ACS is a certified Minority Business Enterprise that has become one of the fastest growing companies in the United States. It has offices across North America, the Asia-Pacific region and Europe and a global workforce of 27,000 employees supporting over 650 mid market to Fortune 1000 companies across all industries.

Like Volt, ACS was started by two entrepreneurial brothers, Raj and Sanjeev Sardana. ACS’s mission is to be a leader in the world of digital strategy that helps businesses reinvent how they leverage technologies of tomorrow to achieve and exceed their goals. They strive to be their clients’ most valuable partner, an industry-recognized thought leader and an involved member of the communities they serve. The Board believes that Volt is an excellent strategic and cultural partner for the ACS family of companies.

You can read more about ACS here.

Is this good for Volt?

Yes, this is an investment in Volt’s continued and ultimate long-term success. None of this would have been possible without all of your contributions, and you should be extremely proud of your hard work that got us to this historic milestone.

What happens next?

Within 10 business days, a Tender Offer Statement (including an offer to purchase stock from our shareholders) will be filed with the U.S. Securities and Exchange Commission. The tender offer will remain open for at least 20 business days. Assuming the conditions to the deal are satisfied, we currently expect the transaction to close in May. Once the transaction is complete, we will be a privately-owned company, and our shares will no longer be traded on NYSE-American.

How will this affect Volt’s day-to-day operations?

Business will operate as usual through the close of the transaction. We must remain focused on continuing to execute on our strategic plan.

What will ACS’s role be prior to closing?

Volt’s management will continue to guide us on a day to day basis. Vega and ACS will not have a role in our day to day business operations until the transaction closes.

Will the current management team remain in place?

ACS is excited to work with our management team and remains committed to ensuring that we have the talent necessary to achieve our corporate objectives.

Will the company’s name change?

Volt is one of the most well-respected staffing brands in the US and internationally and it is expected that we will continue to operate under the Volt name.

Does this change the priorities and what we’ve been focusing on from a sales perspective?

Absolutely not. We need to continue to double down on the execution of the priorities that we have identified. ACS is supportive of our current strategy and has a long-term view toward growing our business and realizing market opportunities.

What type of interaction will we have with Vega and ACS management prior to the close?

The companies will want to spend more time getting to better understand each other’s business so that we can plan for partnership among the companies after closing occurs. You should anticipate selected members of senior management meeting with management from Vega and ACS to further that understanding. Unless specifically requested to do so, you should not reach out to Vega or ACS management for planning purposes or to discuss the transaction.

Can we talk about ths outside the company?

You are free to talk about the transaction but you need ot limit your comments to publicly available information. You can point anyone to the press release [hyperlink to release] announcing the merger that went out this morning.

If you are contacted by the media or others about the transaction, please direct them to mediainquiries@volt.com.

Will there be layoffs?

This investment is about supporting our continued growth and transformation. There are no plans for broad-based reductions in workforce at this time.

Will my pay or benefits change.

There will be no changes to pay or benefits at this time.

STOCK

What does it mean for Volt to go from being a public company to a private company?

After the transaction closes, Vega will own all of our shares and we will be a privately-owned company. We will no longer publicly report our financials or be encumbered by the expenses of the reporting required by public companies and we will have more financial flexibility to focus on growing the business.

If I own Volt shares, what happens to those?

If you own shares, please read the Tender Offer Statement and documentation when it becomes available because it will contain important information regarding the proposed transaction. You may obtain free copies of the tender offer documentation (when available) and other related documents at www.sec.gov.

When will trading in our stock end?

Our common stock will cease to trade publicly when the transaction closes.

Can we still trade our company stock until then?

Generally, yes, unless you receive a notice from the legal department informing you of a blackout period.

CUSTOMERS AND SUPPLIERS

When will customers and suppliers be notified?

Customers and suppliers will receive a letter describing the transaction today. In addition, there is a plan in place to contact certain key customers and suppliers directly by telephone.

What does this transaction mean for customers/partners?

This transaction should have no impact on the services we currently take pride in providing. Over time, the goal is that the affiliation with ACS will provide even more service offerings and opportunities for clients. However, as a reminder, until closing, ACS and Vega will have no interaction with our customers/partners unless it has been approved in advance by Volt’s executive management.

Will there be changes to client delivery teams, onsite teams or branch representatives?

We do not anticipate any changes in the Volt teams clients have come to know and trust.

FIELD EMPLOYEES

When will field employees be notified?

Field employees will receive a short email informing them of the transaction today.

How will this affect field employees?

We do not anticipate that this will have any effect on field employee assignments, pay, or benefits.

Important Information

The tender offer for the outstanding shares of Volt common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Volt common stock. The solicitation and offer to buy shares of Volt common stock will only be made pursuant to an offer to purchase and related materials that Vega. and its subsidiary, Vega MergerCo, Inc. (“MergerCo”), intend to file with the SEC. At the time the tender offer is commenced, Vega and MergerCo will file a tender offer statement on Schedule TO with the SEC, and Volt will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. VOLT STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Volt’s stockholders free of charge. Stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov or on Volt’s website at www.Volt.com.

Forward-Looking Statements

This communication includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to uncertainties related to the timing and expected financing of the tender offer and the merger; uncertainty surrounding how many of Volt’s stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer, including the failure to receive required regulatory approvals from any applicable governmental entities, may not be satisfied or waived in a timely manner, if at all; the possibility of business disruptions due to transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the SEC and available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions otherwise prove incorrect, the Company’s actual results and the other developments described in this communication may vary in material respects from those projected or described, as applicable, in these forward-looking statements.

Any forward-looking statement made by the Company in this communication speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.